Spectrum Control Reports Third Quarter Profit

Strong Operating Cash Flow;

Year-to-date EPS Up 6% from a Year Ago

Fairview, PA – September 24, 2009 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the third quarter and nine month period ended August 31, 2009.

For the third quarter of fiscal 2009, the Company reported net income of $2.0 million or 16 cents per diluted share on sales of $31.5 million, compared to net income of $2.4 million or 18 cents per diluted share on sales of $33.1 million for the same period last year. For the first nine months of fiscal 2009, the Company had net income of $6.4 million or 50 cents per diluted share on sales of $98.2 million. For the comparable period of 2008, the Company had net income of $6.3 million or 47 cents per diluted share on sales of $96.9 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “Despite the global recession’s ongoing impact on virtually all of our commercial markets, we continue to generate positive operating results and year-to-date growth in sales and earnings. Our fundamental strategy of serving both the commercial and military markets is serving us well, with our strong military and defense business offsetting the persistent softness for substantially all commercial product applications. Current quarter sales and profitability were slightly below our previous expectations, reflecting changes in the timing of certain customer orders and related shipments. This quarterly impact, however, does not have any affect on our longer term business outlook. We continue to believe that we are strategically positioned for dynamic growth and enhanced shareholder value, as applications for our products in military and defense remain strong and the commercial markets finally begin to rebound.”

Financial Highlights

Cash Flow

Our cash flow continues to be strong, with record levels of net cash being generated by operating activities. During the current quarter, net cash provided by operating activities was $5.7 million. With this current quarter cash flow, net operating cash generated for the first nine months of fiscal 2009 grew to a record $13.8 million. Our cash flow continues to benefit from our focused reductions in working capital requirements. With changing business levels and improved turnover rates, accounts receivable and inventories decreased by approximately $3.9 million during the nine month period ended August 31, 2009. During fiscal 2009, this positive cash flow has enabled us to repay $10.0 million of short-term bank debt ( reducing our outstanding line of credit borrowings to zero ), as well as fully funding all of our year-to-date capital expenditures of $2.9 million. Approximately $1.6 million of these capital expenditures were made in our microwave components and systems business to support manufacturing expansion and improvements needed for growing production requirements.

Customer Orders

Total customer orders received in the third quarter of fiscal 2009 amounted to $32.4 million, an increase of $1.3 million or 4% from the same period of last year. With our third quarter performance, aggregate year-to-date customer orders increased to $100.0 million. These customer order levels generated positive book-to-bill ratios of 1.03 to 1.00 for the third quarter of fiscal 2009 and 1.02 to 1.00 for the nine months ended August 31, 2009.

Shipments

Demand for our products in military/defense applications remains strong. Shipments to military/defense customers were $19.2 million or 61% of our total consolidated sales in the current quarter, compared to $15.8 million or 48% for the same period a year ago. For the first nine months of this fiscal year, our consolidated net sales increased by $1.4 million, with sales of our microwave products increasing significantly. In the first nine months of fiscal 2009, excluding the impact of the SatCon Electronics acquisition, sales of our microwave products increased by $3.4 million or 11% from a year ago. This increase was driven by numerous military/defense programs including applications in secure communications, radar systems, and countermeasures for improvised explosive devices.

Financial Position

At August 31, 2009, our ratio of current assets to current liabilities was over 6.00 to 1.00, our stockholders’ equity was $110.9 million for a book value of $8.76 per share, and our total borrowed funds were less than $1.0 million. We believe our current financial position provides a solid foundation upon which to build our future growth.

Insurance Recoveries

Earlier in fiscal 2009, one of our manufacturing facilities sustained wind damage to its roof which, in turn, resulted in water damage to certain machinery, equipment, and leasehold improvements. In a separate incident, another of our manufacturing facilities sustained a small fire, destroying certain assets. During the third quarter ended August 31, 2009, all related insurance claims were settled and we received aggregate insurance proceeds of $1.3 million. As a result, we recorded a net gain of $528,000 ($346,000 net of tax) in the current quarter representing the excess of insurance recoveries over the carrying value of the assets destroyed and related costs incurred.

Current Business Outlook

Mr. Southworth added, “As announced earlier this month, we have received a $9.1 million contract for integrated microwave assemblies used in upgrades of fielded RCIED (Radio Controlled Improvised Explosive Devices) Jammer Systems. This contract, which we originally expected to receive earlier in fiscal 2009, was temporarily delayed as a result of a protest filed by a competitor of our customer. With this protest having been denied, product shipments under this contract are now expected to commence in December 2009 and continue through the second quarter of 2011.  Based on the timing of these shipments, along with our current assessment of business conditions and overall customer demand, we expect our fiscal 2009 fourth quarter sales to be in the range of $32.5 to $33.5 million with earnings of $0.16 to $0.18 per share. Beyond the fourth quarter of fiscal 2009, we remain very optimistic about the future of our Company, as we continue to develop innovative new products and seek to consummate strategic business acquisitions”.

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its third quarter fiscal 2009 results on Thursday, September 24, 2009, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through September 25, 2009, at 877-660-6853, access account 286, conference 331377, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

( Dollar Amounts in Thousands )	August 31,	November 30,
	2009	2008
Assets

Current assets
Cash and cash equivalents	$8,019	$5,397
Accounts receivable, net	20,988	24,043
Inventories, net	29,995	30,638
Deferred income taxes	1,684	1,684
Prepaid expenses and other current assets	2,178	2,307

Total current assets	62,864	64,069

Property, plant and equipment, net	25,559	27,250

Other assets
Goodwill	36,811	36,811
Other	5,861	6,654

Total assets	$131,095	$134,784

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$-	$10,000
Accounts payable	5,040	6,541
Income taxes payable	14	36
Accrued liabilities	4,468	4,415
Current portion of long-term debt	487	487

Total current liabilities	10,009	21,479

Long-term debt	455	545
Other liabilities	856	978
Deferred income taxes	8,881	8,491

Stockholders' equity	110,894	103,291

Total liabilities and stockholders' equity	$131,095	$134,784

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
	2009	2008	2009	2008

Net sales	$31,477	$33,124	$98,217	$96,852

Cost of products sold	23,728	24,532	73,262	73,329

Gross margin	7,749	8,592	24,955	23,523

Selling, general and administrative expense	4,589	4,933	14,920	13,815

Income from operations	3,160	3,659	10,035	9,708

Other income ( expense ) :
Interest expense	(43)	(105)	(206)	(244)
Other income and expense, net	2	16	40	272
	(41)	(89)	(166)	28

Income before provision for income taxes	3,119	3,570	9,869	9,736

Provision for income taxes	1,078	1,216	3,454	3,417

Net income	$2,041	$2,354	$6,415	$6,319

Earnings per common share :
Basic	$0.16	$0.18	$0.51	$0.48
Diluted	$0.16	$0.18	$0.50	$0.47

Average number of common shares outstanding :
Basic	12,613	12,980	12,585	13,192
Diluted	12,844	13,058	12,705	13,352

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Selected Financial Data, as a Percentage of Net Sales:

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	75.4	74.1	74.6	75.7
Gross margin	24.6	25.9	25.4	24.3
Selling, general and administrative expense	14.6	14.9	15.2	14.3
Income from operations	10.0	11.0	10.2	10.0
Other income ( expense ) :
Interest expense	(0.1)	(0.3)	(0.2)	(0.3)
Other income and expense, net	-	-	-	0.3
Income before provision for income taxes	9.9	10.7	10.0	10.0
Provision for income taxes	3.4	3.6	3.5	3.5
Net income	6.5%	7.1%	6.5%	6.5%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )

Advanced specialty products:
Customer orders received	$11,141	$11,962	$37,854	$44,301
Net sales	10,305	13,225	31,124	40,040

Microwave components and systems:
Customer orders received	15,229	11,891	43,530	33,482
Net sales	14,495	11,483	44,737	32,230

Power management systems:
Customer orders received	2,742	1,641	6,231	7,812
Net sales	2,173	2,341	7,014	7,731

Sensors and controls:
Customer orders received	3,308	5,577	12,342	19,543
Net sales	4,504	6,075	15,342	16,851